NewsRelease

TC PipeLines, LP announces GTN XPress to enhance market access for growing WCSB supply and allow additional market penetration along GTN’s system

HOUSTON, Texas – November 1, 2019 – News Release – TC PipeLines, LP (NYSE: TCP) (TC PipeLines or the Partnership) is pleased to announce that its Gas Transmission Northwest, LLC (GTN) interstate pipeline system will move forward with its GTN XPress project for approximately $335 million.  This project will both increase the reliability of existing transportation service and provide up to 250,000 Dth/d of additional firm transportation service on the full path of the GTN system from Kingsgate, Idaho to Malin, Oregon.

Along with TC Energy Corporation’s system expansions upstream, GTN XPress will enhance market access and reliability for growing Western Canadian Sedimentary Basin (WCSB) supplies and allow additional market penetration along GTN’s system in the Pacific Northwest. GTN XPress has been approved by the Board of Directors of TC PipeLines GP, Inc., the Partnership’s general partner (the General Partner), and is expected to be completed through a multi-phase construction process by November 2023.

“The successful open season for incremental capacity demonstrates the significant continued interest out of the WCSB to secure access to high value downstream markets.  Additionally, local distribution companies in the Pacific Northwest are looking at the WCSB to diversify their supply sources,” said Nathan Brown, President of the General Partner. “GTN XPress reflects TC PipeLines’ and GTN’s commitment to providing customers timely and reliable access to these markets through appropriate facility replacements, expansions and services.”

GTN XPress reflects the optimal combination of horsepower replacements and other reliability work with incremental brownfield compression facilities at stations along GTN’s existing system footprint.  The project’s reliability and horsepower replacement work is anticipated to be in service by the end of 2021 and will account for more than three quarters of the total project cost.  These costs are expected to be recovered in recourse rates.  The work associated with the incremental firm capacity is anticipated to be commercially phased into service through November 2023 and is fully underpinned by fixed negotiated rate contracts with an average term in excess of 30 years beginning in 2022.  The incremental capacity is expected to generate approximately $25 million in revenue annually when fully in service.

The project is subject to normal regulatory and permitting approvals, which we expect to be obtained in the normal course as the project progresses.

Funding for the project will be accomplished using a combination of new term debt at GTN together with equity contributions to GTN from the Partnership.  TC PipeLines has existing capacity to fund these contributions utilizing a combination of its existing cash together with borrowings under its revolving credit facility.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement

This news release includes certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. These forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the Partnership’s, General Partner’s and management’s control.  An extensive list of factors that could affect future results are discussed in the TC PipeLines, LP Annual Report on Form 10-K and other reports and documents filed from time to time with the Securities and Exchange Commission.  The Partnership and its General Partner undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

Media Enquiries:
Hejdi Carlsen / Jaimie Harding
403.920.7859 or 800.608.7859

Unitholder and Analyst Enquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com